                                   MEMORANDUM


                           NUVEEN UNIT TRUST, SERIES 4
                               FILE NO. 333-25225


     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of securities on May 29, 1997 and to set forth certain statistical data based thereon. In addition, there are a number of other changes from the Prospectus as originally filed to which reference is made, including the increase in the size of the Fund, a corresponding increase in the number of Units and a change in the individual trusts constituting the Fund. All references to the Units, prices and related statistical data will apply to each trust of the Fund and the Units thereof individually.

     Except for such updating, an effort has been made to set forth below each of the changes and also to reflect the same by redlining the marked counterparts of the Prospectus submitted with the Amendment.

                                    FORM S-6

     FACING SHEET.  The file number is now shown.

                                 THE PROSPECTUS

     PART A - PAGES 2-3. Essential information for each of the Trusts, including applicable footnotes, has been completed for this Series.

     PART A - PAGES 2-3. The date of the Indenture has been inserted along with the size and number of Units of each of the Trusts.

     PART A - PAGE 1-11   et seq.  The following information for each Trust
appears on the pages relating to such trust:

     The estimated daily accrual of interest under the plans of distribution for each of the Trusts

     Data regarding the composition of the portfolio of each Trust

     The schedule of investments for each Trust, including the notes thereto

     The record dates and distribution dates for interest distributions for each Trust

     The Statements of Condition for each Trust and the Accountant's Report with regard thereto

     The amount of the Trustee's fee

                               CHAPMAN AND CUTLER


Chicago, Illinois
May 29, 1997


                                       -2-